                                            EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of F.N.B. Corporation:

•Registration Statement on Form S-8 relating to the F.N.B. Corporation 401(k) Plan (File #333-185929)

•Registration Statement on Form S-8 relating to the Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plans, both assumed by F.N.B. Corporation (File #333-207334)

•Registration Statement on Form S-8 relating to the 2022 F.N.B. Corporation Incentive Compensation Plan (File #333-264898)

•Registration Statement on Form S-3ASR relating to Dividend Reinvestment and Direct Stock Purchase Plan (File #333-253805)

•Registration Statement on Form S-3ASR relating to the shelf registration of F.N.B. Corporation common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, and units (File #333-256128)

•Registration Statement on Form S-3ASR relating to the registration of F.N.B. Corporation and FNB Financial Services, LP Subordinated Notes (File #333-259204 and #333-259204-01)

•Registration Statement on Form S-8 relating to the Howard Bancorp, Inc. 2013 Equity Incentive Plan (File # 333-259492)
•Registration Statement on Form S-8 relating to the F.N.B. Corporation Deferred Compensation Plan (File #333-264371)

of our reports dated February 24, 2023, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation included in this Annual Report (Form 10-K) of F.N.B. Corporation for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 24, 2023